Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of U-BX Technology Ltd. (the “Company”) of our report dated October 24, 2025, relating to the consolidated balance sheets of the Company and its subsidiaries as of June 30, 2025 and 2024 and the related consolidated statements of operations and comprehensive loss, changes in shareholders' equity, and cash flows for the years then ended, and the related notes, included in U-BX Technology Ltd.’s Annual Report on Form 20-F, filed with SEC on October 24, 2025.

We also consent to the reference of HTL International, LLC, as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ HTL International, LLC

HTL International, LLC
Houston, Texas

November 26, 2025